Exhibit 10.17

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION
As of February 24, 2012

Function	Amount Paid

Annual Stock Retainer	$60,000
Annual Cash Retainer (1)	$45,000
Lead Non-Management Director (1)	$20,000
Audit Committee Member (1)	$15,000
Audit Committee Chair (1)	$10,000
Compensation Committee Member (1)	$10,000
Compensation Committee Chair (1)	$6,750
Nominating and Corporate Governance Committee Member (1)	$10,000
Nominating and Corporate Governance Committee Chair (1)	$5,000
Additional meeting fees (as approved by the Chairman) (1)	$1,500 (in person) $750 (telephonic)
Meeting Travel Expenses - Cash Reimbursement	Reasonable and actual

(1) Payable in cash or stock at the Director's election in quarterly increments.